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                                                                     EXHIBIT 5.1

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                                                             Andrews & Kurth
    OTHER OFFICES:                                               L.L.P.                   TELECOPIER: (713) 220-4200
   WASHINGTON, D.C.                                             ATTORNEYS                 TELECOPIER: (713) 220-4285
        DALLAS                                            TEXAS COMMERCE TOWER
     LOS ANGELES                                         600 TRAVIS, SUITE 4200
       NEW YORK                                           HOUSTON, TEXAS 77002
    THE WOODLANDS                                            (713) 220-4200
        LONDON                                               TELEX: 79-1208
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                               February 10, 1998

Board of Directors
Forcenergy Inc
2730 S.W. 3rd Ave., Suite 800
Miami, Florida 33129-2237

Gentlemen:

     We have acted as special counsel to Forcenergy Inc, a Delaware corporation ("Forcenergy"), in connection with the proposed issuance by Forcenergy of up to 7,926,773 shares (the "Shares") of Common Stock, par value $0.01 per share, of Forcenergy. The Shares are proposed to be offered to holders of Series A and Series B common shares (the "FAB Securities") of Forcenergy AB, a company organized under the laws of the Kingdom of Sweden ("FAB"), in exchange for FAB Securities pursuant to the terms and conditions described in the U.S. Exchange Offer/Prospectus/Proxy Statement (the "Prospectus") included in Forcenergy's Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Each Share will be issued with an associated preferred stock purchase right ("Right") to be issued pursuant to that certain Rights Agreement dated as of November 21, 1997 between Forcenergy and American Stock Transfer & Trust Company, as rights agent. This opinion is being delivered in connection with Forcenergy's Registration Statement relating to the registration of the offering and sale of the Shares (with associated Rights).

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Forcenergy to stockholders of FAB in the manner described in the Prospectus included in the Registration Statement, have been duly authorized and, when issued and delivered in exchange for FAB Securities in the manner set forth in the Prospectus, will be validly issued, fully paid and non-assessable. The associated Rights issued with the Shares will, upon issuance and delivery of the Shares in accordance with the Prospectus, be validly issued by Forcenergy.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ ANDREWS & KURTH L.L.P.

                                          Andrews & Kurth L.L.P.